EXHIBIT 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 9th day of August, 2004, by and between Joseph A. Wagda (the "Executive") and Brightstar Information Technology Group, Inc. and BrightStar Information Technology Services, Inc. (individually and collectively the "Company").

SECTION 1. TERM OF EMPLOYMENT

(a) BASIC RULE. The Company agrees to continue the Executive's employment, and the Executive agrees to remain in employment with the Company, from the effective date of this agreement, until the earliest of:

     (1)  The date of the Executive's death;

     (2) December 31, 2005, or if a Transaction resulting in a Change in Control closes on or before December 31, 2005, then 12 months after the closing of said Transaction; or

     (3) The date when the Executive's employment terminates pursuant to Subsection (b), (c), (d) or (e) below.

(b) EARLY TERMINATION OR RESIGNATION. The Company may terminate the Executive's employment at any time and for any reason by giving the Executive 30 days' advance notice in writing or 30 days payment of Base Compensation in lieu of notice. The Executive may terminate the Executive's employment for any reason by giving the Company not less than 30 days' advance notice in writing.

(c) TERMINATION FOR CAUSE. The Company may terminate the Executive's employment at any time for Cause shown. For all purposes under this Agreement, "Cause" shall mean (1) a failure by the Executive to substantially perform the Executive's duties under this Agreement, other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment, (2) an intentional act by the Executive that constitutes gross misconduct and that is materially injurious to the Company, (3) a breach by the Executive of a material provision of this Agreement or (4) a material violation of a federal or state law or regulation applicable to the business of the Company that is materially and demonstrably injurious to the Company. No act, or failure to act, by the Executive shall be considered "intentional" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

(d) TERMINATION FOR DISABILITY. The Company may terminate the Executive's employment for Disability by giving the Executive written notice. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time the notice is given, has been unable to perform the Executive's duties under this Agreement for a period of not less than six consecutive months as a result of the Executive's incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of the Executive's duties under this Agreement before the termination of the Executive's employment under this Section becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(e) TERMINATION OF AGREEMENT. This Agreement shall expire on the earlier of December 31, 2005 or when all obligations of the parties hereunder have been satisfied. In addition, either the Company or the Executive may terminate this Agreement for any reason, and without affecting the Executive's status as an Executive, by giving the other party one-year's advance notice in writing. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits under this Agreement on account of a termination of employment occurring prior to the termination of this Agreement.

(f) AUTOMATIC RENEWAL. Notwithstanding the foregoing, this Agreement shall automatically renew annually for an additional one-year term unless the Executive receives written notice to the contrary at least 6 months prior to the then current expiration date of this Agreement.

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SECTION 2. DUTIES AND SCOPE OF EMPLOYMENT

(a) POSITION. The Company and each of its subsidiaries agree to employ the Executive for the term of employment under this Agreement in the position of President and Chief Executive Officer. Executive shall be given such duties, responsibilities and authorities as are appropriate to his position.

(b) OBLIGATIONS. During the term of employment under this Agreement, the Executive shall devote the Executive's full business efforts and time to the business and affairs of the Company as needed to carry out his duties and responsibilities hereunder subject to the overall supervision of the Company's Board of Directors. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with the Executive's responsibilities to the Company. However, if, after June 30, 2005, the sum of Executive's monthly base salary and his distributions from BrightStar Technology Services, LLC is less than an annual rate of $350,000, then the Executive may undertake, in his complete discretion, other remunerated services activities for his personal benefit, not inconsistent with his responsibilities to the Company and BrightStar Technology Services, LLC.

(c) BOARD OF DIRECTORS. During the term of employment under this Agreement, the Executive shall also be appointed to and serve on the Board of Directors of the Company.

SECTION 3. COMPENSATION

(a) BASE COMPENSATION. During the term of employment under this Agreement, the Company agrees to pay the Executive as compensation for services a base salary at the annual rate of $350,000 until October 31, 2004 and at the annual rate of $250,000 for the next 8 months of employment (until June 30, 2005) and at the annual rate of $150,000 for until the expiration of this agreement. Such salary shall be payable in accordance with the standard payroll procedures of the Company. Once the Company's Compensation/Option Committee of the Board of Directors has increased such salary, it thereafter shall not be reduced; provided, however, that if a Change in Control has not occurred, such salary (including any increases) may be reduced by the Company if (1) the Executive commits an act or omission that meets the definition of Cause, as defined in Section 1 (c), or (2) the Executive and all other executive officers of the Company who are parties to written employment agreements containing substantially the same provisions as this Agreement have their salaries (including any increases) reduced by the same percentage amount for the same time period. The annual compensation specified in this Section 3, together with any increases in such compensation that the Compensation/Option Committee of the Board of Directors may grant from time to time, and together with any reductions made in accordance with this Section 3, is referred to in this Agreement as "Base Compensation."

(b) BONUS COMPENSATION. During the term of employment under this Agreement, in the complete discretion of the board of directors, the Executive may be awarded annual bonus payments of 0 to 200% of Base Compensation. Bonus Compensation shall be paid not later than 90 days after the period for which the bonus was awarded.

     In the event a transaction involving any future acquisition, merger, divestiture or sale of equity securities (a "Transaction") is completed in respect of the Company, the Executive shall receive a bonus in cash within 30 days of closing equal to (i) the lesser of $55,000 or 10% of the value of the Transaction (the "Tier One Bonus"), plus (ii) 10% of the amount by which the Net Equity Value of the Company (having added back the 10% bonus amount) exceeds $1.014 million (the "Tier Two Bonus"). If there are multiple Transactions, all Transactions shall be treated as a single Transaction for purposes of computing the Tier Two Bonus and the most recent Tier Two Bonus amount shall be computed by reducing it (but not below zero) by the sum of all Tier Two Bonus amounts paid or payable in respect of all prior Transactions. Net Equity Value shall be defined as cash received by and the market value of securities received or retained by the Company's shareholders. The market value of securities received or retained shall be the average of the closing mid points of the bid and ask prices thereof for the 10 trading days following the closing of the Transaction.

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     In the event any bonus is payable hereunder pursuant to a Transaction resulting in a Change in Control, a good faith estimate of the amount payable shall be made and the amount deposited in an escrow account at closing for the benefit of the Executive, in accordance with procedures approved by the Executive.

(c) USE OF VACATION BANK. The Executive's accrued vacation entitlement ("Vacation Bank") shall be based on his base salary at the time the vacation was earned and accrued on the books of the Company on a FIFO basis and the Company's accrual shall not be reduced by reason of any subsequent reductions in base salary. To the extent available, the Executive may elect to use dollars from his vacation bank to increase the amount paid as base salary to an annual rate of $350,000 through June 30, 2005 and/or to fund vacation time taken at any time. In the event of a Qualifying Termination, the Executive shall receive in cash the balance of such accrued amounts in his Vacation Bank at the time of the Qualifying Termination.

SECTION 4. COMPANY STOCK AND STOCK OPTIONS

(a)  UP-FRONT STOCK GRANT. Not applicable.

(b) FUTURE GRANT OF STOCK OR OPTIONS. The Executive may be awarded restricted stock or stock options as incentive compensation in the future at the complete discretion of the board.

SECTION 5. EXECUTIVE BENEFITS

In General. During the term of employment under this Agreement, the Executive shall be eligible to participate in the executive benefit plans and executive compensation programs maintained by the Company, including (without limitation) savings or profit-sharing plans, deferred compensation plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, five weeks of paid vacation per annum, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program.

SECTION 6. BUSINESS EXPENSES AND TRAVEL

During the term of employment under this Agreement, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Executive's duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with generally applicable policies.

SECTION 7. INVOLUNTARY ACTUAL OR CONSTRUCTIVE TERMINATION WITHOUT
           CAUSE OR DISABILITY

In the event that, during the term of this Agreement, the Executive's employment terminates in a Qualifying Termination, as defined in Subsection (a), then, after executing the release of claims described in Section 7(e), the Executive shall be entitled to receive the payments and rights described in Subsections
(b), (c) and (d).

     (a)  QUALIFYING TERMINATION. A Qualifying Termination occurs if:

          (1) The Company terminates the Executive's employment for any reason other than Cause or Disability; or

          (2) The Executive resigns from employment with the Company as a result of a "Constructive Termination." For the purposes of this Agreement, a Constructive Termination means that the Executive resigns from the Company within 60 days of any of the following events that occur without his written consent: (i) the Executive's responsibilities are materially diminished; (ii) the Executive ceases to be CEO of the Company; (iii) the Executive is removed from the Board of Directors; (iv) the Executive's office is relocated more than 35 miles from his current office location; or (vi) the Executive's Base Salary is reduced by more than 10%; or

          (3) The Executive resigns from employment with the Company as a result of a Change in Control, provided that such resignation occurs within 180 days after a Change in Control but not before 90 days after a Change in Control.

          (4) Notwithstanding paragraphs (1), (2) and (3) above, a Qualifying Termination shall not have occurred if, as a result of a "going private" or other transaction approved by the Executive, the Executive is no longer employed by BrightStar Information Technology Group, Inc. but remains employed by BrightStar Information Technology Services, Inc., at his current level of board and operating responsibilities.

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     (b)  SEVERANCE. For a period of 12 months following the date of the
          Qualifying Termination, the Executive shall receive, in accordance with standard payroll procedures, an amount equal to the Executive's monthly Base Compensation in effect on the date of the employment termination. Notwithstanding the previous sentence, severance received by the Executive as a result of a Qualifying Termination occurring after 10/31/04 shall be limited to $150,000 and paid in accordance with standard payroll procedures over the six months following the date of the Qualifying Termination.

     (c)  CONTINUED VESTING OF STOCK OPTIONS. Not applicable.

     (d) Immediate Vesting of Stock Options. If the Qualifying Termination occurs within the 365-day period following a Change in Control, then the Executive shall be vested immediately in all unvested shares of restricted stock or options to purchase stock in the Company.

     (e) RELEASE OF CLAIMS. As a condition to the receipt of the payments and benefits described in this Section 7, the Executive shall be required to execute a release of all claims arising out of the Executive's employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification from the Company under any indemnification agreement with the Company, its certificate of incorporation and by-laws or applicable law or claims for directors and officers' insurance coverage.

     (f) NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source.

     (g) CONDITIONS TO RECEIPT OF PAYMENTS AND BENEFITS. In view of Executive's position and his access to Confidential Information, as a condition to the receipt of payments and benefits described in this Section 7, the Executive shall not, without the Company's written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, Executive, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company) (i) solicit any of the Company's Executives, consultants or customers, (ii) hire any of the Company's Executives or consultants in an unlawful manner or actively encourage Executives or consultants to leave the Company, or
          (iii) otherwise breach his Confidential Information obligations.

SECTION 8. DEFINITION OF CHANGE IN CONTROL

For all purposes under this Agreement, "Change in Control" shall mean the occurrence of any of the following:

     (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

     (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets;

     (iii) A change in the composition of the Board after August 3, 2005, as a result of which fewer than one-half of the incumbent directors are directors who either (i) had been directors of the Company on the date 12 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

     (iv) Any transaction after August 3, 2004 as a result of which any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (iii), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:
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          (A)  A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

          (B) A corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

          (C)  The Company; or

     (v)  A complete liquidation or dissolution of the Company.

SECTION 9. CONFIDENTIAL INFORMATION

(a) ACKNOWLEDGEMENT. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and that, as a result of the Executive's employment, the Executive will be in a relationship of confidence and trust with the Company and will come into possession of "Confidential Information" (1) owned or controlled by the Company, (2) in the possession of the Company and belonging to third parties or (3) conceived, originated, discovered or developed, in whole or in part, by the Executive. As used herein "Confidential Information" includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not the Executive's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, ID's or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Company advises the Executive otherwise in writing.

(b) NONDISCLOSURE. The Executive agrees that the Executive will not, without the prior written consent of the Company, directly or indirectly use or disclose Confidential Information to any person, during or after the Executive's employment, except as may be necessary in the ordinary course of performing the Executive's duties under this Agreement. The Executive will keep the Confidential Information in strictest confidence and trust. This Section 9 shall apply indefinitely, both during and after the term of this Agreement.

(c) SURRENDER UPON TERMINATION. The Executive agrees that in the event of the termination of the Executive's employment for any reason, the Executive will immediately deliver to the Company all property belonging to the Company, including all documents and materials of any nature pertaining to the Executive's work with the Company, and will not take with the Executive any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information. It is understood that the Executive is free to use information that is in the public domain (not as a result of a breach of this Agreement). Executive will be allowed to purchase his laptop and PDA at the Company's net book value.

SECTION 10. SUCCESSORS

(a) COMPANY'S SUCCESSORS. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Executive to all of the compensation and benefits to which the Executive would have been entitled hereunder if the Company had involuntarily terminated the Executive's employment without Cause or Disability, on the date when such succession becomes effective. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that executes and delivers the assumption agreement described in this Subsection (a) or that becomes bound by this Agreement by operation of law.

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(b)  EXECUTIVE'S SUCCESSORS. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION 11. MISCELLANEOUS PROVISIONS

(a) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. In addition, the Executive hereby acknowledges and agrees that this Agreement supersedes in its entirety any employment agreement between the Executive and the Company in effect immediately prior to the effective date of this Agreement. As of the effective date of this Agreement, such employment agreement shall terminate without any further obligation by either party thereto, and the Executive hereby relinquishes any further rights that the Executive may have had under such prior employment agreement.

(c) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.

(d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, irrespective of California's choice-of-law principles.

(e) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) ARBITRATION. Except as otherwise provided in Section 14 and in the enforcement of Section 15, any dispute or controversy arising out of the Executive's employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be settled exclusively by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

(g) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (i) shall be void.

(h) EMPLOYMENT AT WILL; LIMITATION OF REMEDIES. The Company and the Executive acknowledge that the Executive's employment is at will, as defined under applicable law. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(i) EMPLOYMENT TAXES. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(j) BENEFIT COVERAGE NON-ADDITIVE. In the event that the Executive is entitled to life insurance and health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written. Executive has consulted (or has had the opportunity to consult) with his own counsel (who is other than the Company's counsel) prior to execution of this Agreement.

------------------------------------------------
Joseph A. Wagda


BrightStar Information Technology Group, Inc.


By
-------------------------------------------------
Wendy Bryant, Corporate Secretary

BrightStar Information Technology Services, Inc.

By
--------------------------------------------------
Wendy Bryant, Corporate Secretary

Approved:

By the Compensation Committee of the Board

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